Exhibit 99.1

U.S. GoldMining Inc. Commences Metallurgical Testwork

At Whistler Gold-Copper Project, Alaska

Anchorage, Alaska – April 24, 2025 – U.S. GoldMining Inc. (NASDAQ: USGO) (“U.S. GoldMining” or the “Company”) is pleased to announce it has commenced metallurgical testwork, which will help to inform the proposed initial economic assessment for the Whistler Gold-Copper Project (“Whistler” or the “Project”), located 105 miles northwest of Anchorage, Alaska. As previously announced on April 15, 2025, the proposed study (the “PEA”) will be intended to constitute an initial assessment under U.S. Regulation S-K 1300 (“S-K 1300”) and a preliminary economic assessment under Canadian National Instrument 43-101 (“NI 43-101”).

Highlights:

●	The principal aim of the metallurgical testwork is to develop a preliminary process flowsheet optimized for metal recovery for the Whistler gold-copper mineralization, that will be used in the proposed PEA.

●	The Company has engaged Base Metallurgical Laboratories Ltd., (“BaseMet”) located in Kamloops, B.C., Canada, to undertake the testwork. BaseMet’s specialties include mineral processing, gold extraction technologies, comminution, geometallurgy and applied mineralogy, with experience gained throughout North America and internationally across dozens of gold-copper projects for some of the largest mining companies in the world.

●	Metallurgical testwork will comprise:

○	Preparation of variability composites and a master composite prepared from drill core samples collected at the Whistler Deposit during the 2023 – 2024 drill seasons.

○	Feed characterization by head assaying and QEMSCAN (scanning electron microscopy) mineralogy.

○	Detailed mineralogy on the master composite, including a gold deportment study.

○	Comminution testing to determine the crushing and grinding process.

○	Sulphide flotation testing to determine the chalcopyrite concentrate process path.

○	Gravity gold and cyanide leaching on concentrate tailings to further optimize gold recoveries.

Tim Smith, Chief Executive Officer of U.S. GoldMining, commented: “The Company is delighted to kick off one of the cornerstone studies intended to inform a robust PEA for the Project. Previous metallurgical testwork concluded that the Whistler gold-copper porphyry mineralization is amenable to a conventional flotation route that produces a saleable high quality copper concentrate with gold and silver credits. With previous testwork indicating recoveries of 70% and 83% for gold and copper respectively, we believe that there is room for recovery optimization. Our mission with this current round of testwork is to follow-up on the previous conventional flotation testwork and to optimize the process path. Additional variability data points will enable us to understand metal recoveries in different parts of the deposit, and to quantify the extent to which cyanide leaching can potentially return improved gold recoveries.”

About U.S. GoldMining Inc.

U.S. GoldMining Inc. is an exploration and development company focused on advancing the 100% owned Whistler Gold-Copper Project, located 105 miles (170 kilometers) northwest of Anchorage, Alaska, U.S.A. The Whistler Project consists of several gold-copper porphyry deposits and exploration targets within a large regional land package entirely on State of Alaska mining claims totaling approximately 53,700 acres (217.5 square kilometers). The Whistler Project Mineral Resource Estimate comprises 294 Mt at 0.68 g/t AuEq for 6.48 Moz AuEq Indicated, plus 198 Mt at 0.65 g/t AuEq for 4.16 Moz AuEq Inferred.

For further information regarding the Project, refer to the technical report summary titled “S-K 1300 Technical Report Summary Initial Assessment for the Whistler Project, South Central Alaska” with an effective date of September 12, 2024, and the technical report titled “NI 43-101 2024 Updated Mineral Resource Estimate for the Whistler Project, South Central Alaska” with an effective date of September 12, 2024, available under the Company’s respective profiles at www.sec.gov and www.sedarplus.ca.

Tim Smith, P.Geo., Chief Executive Officer of the Company, has supervised the preparation of this news release and has reviewed and approved the scientific and technical information contained herein. Mr. Smith is a “qualified person” as defined under NI 43-101.

Visit www.usgoldmining.us for more information.

For additional information, please contact:

U.S. GoldMining Inc.

Alastair Still, Chair

Tim Smith, Chief Executive Officer

Telephone Toll Free: 1-833-388-9788

Email: info@usgoldmining.us

Forward-Looking Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” within the meaning of the United States federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Such statements include statements with regard to the Company’s plans expectations regarding the Project, including the proposed metallurgical testwork and the PEA. Words such as “expects”, “anticipates”, “plans”, estimates” and “intends” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on U.S. GoldMining’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of future exploration may not confirm expectations, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals or permits, title disputes other risks inherent in the exploration and development of mineral properties and the other risk factors set forth in the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov and Canadian Securities Administrators at www.sedarplus.ca. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release. Forward-looking statements contained in this news release are made as of this date, and U.S. GoldMining does not undertake any duty to update such information except as required under applicable law.